Exhibit 99.1

QKL Stores Inc. Announces Fourth Quarter and Full Year 2014 Financial Results

Daqing, China, April 15, 2014 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the fourth quarter and full year financial results ended December 31, 2014.

Mr. Zhuangyi Wang, Chairman and CEO, said, “As QKL expands its market presence in northeast China, we are uniquely positioned against our local competitors through our large product offering, strong supplier relationships, efficient distribution network and state-of-the-art IT system. We are comfortable with our opportunities in 2015 and believe we’ll see an improvement in operating expenses and profit growth in coming quarters.

“In 2014, we closed one store and opened five stores. As of December 31, 2014, we operated 26 supermarkets, 18 hypermarkets, 4 department stores and 5 distribution centers situated in Daqing, Harbin Changchun and Jiamusi, respectively.

As we advance into 2015, we expect to open two new supermarket or hypermarket stores this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 and 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

Fourth Quarter 2014 Financial Results

Revenue in the fourth quarter of 2014 increased by 12.3% to $75.8 million from $67.5 million in the fourth quarter of 2013. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by October 1, 2013. Those 43 stores generated approximately $66.8 million in sales in the fourth quarter of 2014, representing a decrease of $0.2 million, or 0.3% compared with $67.0 million in sales in fiscal 2013. New store sales increased, reflecting the opening of five new stores since October 1, 2013. These stores generated approximately $9.0 million in sales in the fiscal 2014.

Gross profit increased by 10.4% year over year to $12.7 million, compared to $11.5 million in the prior year period. Gross profit as a percentage of revenue for the fourth quarter of 2014 was 16.8%, compared to 17.0% for the fourth quarter of 2013. The decrease was due to the increasing competition in the online shopping.

Operating expenses increased by 42.2% to $24.6 million compared to $17.3 million in the prior year period. This was primarily a result of our significant recognition of the preliminary expenses and related new stores expenses in the fourth quarter of 2014. We did not open any new store in fiscal 2013.

We had a net loss of $14.7 million in the fourth quarter of 2014 compared with net loss of $11.6 million in the fourth quarter of 2013.

Full Year 2014 Financial Results

Revenue decreased by $8.2 million, or 2.9%, to $274.6 million for fiscal 2014 from $282.8 million for fiscal 2013. The change in net sales was primarily attributable to the following: comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2013. Those 43 stores generated approximately $252.9 million sales in fiscal 2014, a decrease of $20.1 million, or 7.4% compared with $273.0 million sales in fiscal 2013. New store sales increased, reflecting the opening of five new stores since January 1, 2013. These stores generated approximately $19.0 million in sales in the fiscal 2014.

Gross profit, or total revenue minus cost of sales, was decreased by $2.0 million, or4.1%, to $46.4 million, or 16.9% of net sales, in fiscal 2014 from $48.4 million, or 17.1% of net sales, in fiscal 2013. The change in gross profit was primarily attributable to net sales decreased by $8.2 million in fiscal 2014 compared to fiscal 2013.

Selling expenses increased by $11.8 million, or 25.2%, to $58.7 million, or 21.4% of net sales, in fiscal 2014 from $46.9 million, or 16.6% of net sales, in fiscal 2013. The change in selling expense was mainly due to the increase in the new stores in 2014. In particular, we incurred $5.5 million of preliminary expense, and $4.4 million of other additional expenses, including salaries, depreciation rental, utility and advertising in fiscal 2014. We did not open any new store in fiscal 2013.

We had a net loss of $27.0 million in fiscal 2014 compared with net loss of $14.3 million in fiscal 2013. The number of shares used in the computation of diluted EPS increased by 0.2% to 1,522,326 shares in fiscal 2014 from 1,519,258 shares in fiscal 2013.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013

ASSETS
Cash	$9,013,006	$9,245,212
Restricted cash	8,623,748	8,668,882
Accounts receivable	949,211	557,745
Inventories	62,605,754	64,724,923
Other receivables	21,375,611	21,979,152
Prepaid expenses	12,114,028	9,915,479
Advances to suppliers	8,653,037	7,822,660
Income taxes receivables	-	1,739,773
Deferred income tax assets – current portion	2,839,714	2,788,918

Total current assets	126,174,109	127,442,744
Property, plant equipment, net	37,843,171	40,247,576
Land use rights, net	684,375	718,337
Deferred income tax assets – non-current portion	61,681	66,956
Other assets	11,880	17,276

Total assets	$164,775,216	$168,492,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	60,201,757	40,889,761
Accounts payable	37,206,633	35,840,964
Cash card and coupon liabilities	14,539,728	18,465,030
Customer deposits received	2,005,136	984,308
Accrued expenses and other payables	23,147,611	18,827,472
Income taxes payable	241,189	-

Total current liabilities	137,342,054	115,007,535
Warrant liabilities	-	-

Total liabilities	137,342,054	115,007,535

Commitments and contingencies	-	-

Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 1,522,326 and 1,522,326 shares at December 31, 2014 and December 31, 2013 respectively	1,522	1,522
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 529,412 and 529,412 shares at December 31, 2014 and December 31, 2013	5,294	5,294
Additional paid-in capital	93,746,014	93,337,957
Retained earnings – appropriated	8,338,153	8,329,586
Retained earnings	(89,116,190)	(62,145,794)
Accumulated other comprehensive income	14,458,369	13,956,789

Total shareholders’ equity	27,433,162	53,485,354

Total liabilities and shareholders’ equity	$164,775,216	$168,492,889

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2014	2013

Net sales	$274,636,920	$282,790,433
Cost of sales	228,215,577	234,421,906
Gross profit	46,421,343	48,368,527

Operating expenses:
Selling expenses	58,724,799	46,854,916
General and administrative expenses	8,879,070	10,384,659
Total operating expenses	67,603,869	57,239,575

Loss from operations	(21,182,526)	(8,871,048)

Non-operating income(expense):
Interest income	622,988	441,718
Interest expense	(4,436,526)	(1,386,810)
Total non-operating income	(3,813,538)	(945,092)

Loss before income tax	(24,996,064)	(9,816,140)

Income taxes	1,965,765	4,481,672

Net loss	$(26,961,829)	$(14,297,812)
Comprehensive loss statement:

Net loss	(26,961,829)	(14,297,812)
Foreign currency translation adjustment	501,580	1,406,689

Comprehensive loss	$(26,460,249)	$(12,891,123)
*Basic earnings per share of common stock	$(17.71)	$(9.41)
*Diluted earnings per share	$(17.71)	$(9.41)

*Weighted average shares used in calculating net income per ordinary share – basic	1,522,326	1,519,258
*Weighted average shares used in calculating net income per ordinary share – diluted	1,522,326	1,519,258

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,961,829)	$(14,297,812)
Depreciation-property, plant and equipment	4,942,830	6,502,288
Amortization	30,223	29,968
Deferred income tax	(60,393)	3,631,238
Loss on disposal of property, plant and equipment	1,205,657	2,850
Share-based compensation	408,057	816,468
(Reversal)/provision on inventory, other receivables and sales return	(378,576)	518,453
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(394,389)	261,888
Inventories	1,761,003	(2,895,295)
Other receivables	880,698	(3,018,049)
Prepaid expenses	(2,250,285)	1,509,946
Advances to suppliers	(871,150)	1,990,054
Accounts payable	1,552,356	3,865,732
Cash card and coupon liabilities	(3,829,348)	(743,884)
Customer deposits received	1,026,003	(301,087)
Accrued expenses and other payables	5,209,616	(10,898,312)
Income taxes payable	1,972,000	(1,718,925)
Net cash used in operating activities	(15,757,527)	(14,744,479)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,230,820)	(598,043)
Sales proceeds of fixed assets disposal	277,290	177,346
Increase of restricted cash	-	(8,668,629)
Net cash used in investing activities	(3,953,530)	(9,089,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank repayment	(40,678,849)	(16,133,794)
Bank borrowings	60,204,696	40,334,486
Net cash provided by financing activities	19,525,847	24,200,692

Net (decrease)/increase in cash	(185,210)	366,887

Effect of foreign currency translation	(46,996)	398,912

Cash at beginning of period	9,245,212	8,479,413
Cash at end of period	$9,013,006	$9,245,212

Supplemental disclosures of cash flow information:
Interest paid	4,436,526	1,386,810
Income taxes (received)/paid	$(45,196)	$999,271